Exhibit 1.01
Entegris, Inc.
Conflict Minerals Report
For the reporting period from January 1, 2025 to December 31, 2025
Introduction
This Conflict Minerals Report (this “Report”) of Entegris, Inc. (herein referred to as the “Company”, “we”, “us”, or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period from January 1, 2025 to December 31, 2025.
The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), wolframite, gold and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“Conflict Minerals” or “3TG”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.
If any 3TGs are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured, the registrant must conduct in good faith a reasonable country of origin inquiry (“RCOI”) regarding the sourcing of those 3TGs that is reasonably designed to determine whether any of the 3TGs originated in the Covered Countries or are from recycled or scrap sources.
Based on its RCOI, if the registrant knows or has reason to believe that any of its necessary 3TGs originated in the Covered Countries and are not from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of its 3TGs that conforms to a nationally or internationally recognized due diligence framework. If, as a result of that due diligence, the registrant is unable to determine that its 3TGs did not originate in the Covered Countries or the registrant determines that its 3TGs did come from recycled or scrap sources, the registrant must perform due diligence on the source and chain of custody of those 3TGs and disclose that information in a conflict minerals report filed as an exhibit to its Form SD.
Consistent with guidance from the SEC, this Report has not been the subject of an independent public sector audit.
Certain information contained in this Report may constitute forward-looking statements. These forward-looking statements are based on current management expectations only as of the date of the Form SD to which this Report is an Exhibit and involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements that include such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. These statements are not a guarantee of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks include, but are not limited to, our ability to successfully implement the steps indicated in the “Additional Risk Mitigation Steps” section of this Report, our ability to implement such steps in the anticipated timeframe, and other factors. Except as required under the federal securities laws and the rules and regulations of the SEC, we undertake no obligation to update publicly any forward-looking statements contained herein.
Company Overview
The Company is a leading supplier of mission-critical advanced materials and process solutions for the semiconductor and other high-technology industries. We leverage our unique breadth of capabilities to help our customers improve their productivity, performance and technology in the most advanced manufacturing environments.
Semiconductors, or integrated circuits, are key components in electronic devices that continue to transform how we live, communicate and work. Many products and emerging applications—including artificial intelligence (“AI”), high-performance and cloud computing, smartphones, wearable technology, electric and autonomous vehicles, the Internet of Things, gaming, virtual/augmented reality and smart healthcare—are expected to drive long-term secular growth for semiconductors and require faster, more powerful, more compact and more energy efficient semiconductors. Industry forecasts project semiconductor sales reaching approximately $1.6 trillion by 2030, which we believe will create significant opportunities for our products.

As semiconductors move to smaller geometries and new device architectures, they require innovative materials and stringent purity standards throughout manufacturing. Entegris offers the industry’s most comprehensive electronic materials portfolio, with core capabilities in materials science and materials purity, and complementary solutions that accelerate time to yield. We believe these capabilities are critical enablers of our customers’ technology roadmaps. We expect these trends to create significant opportunities for our products, expand our served addressable market and increase Entegris content per wafer, positioning us to outperform our markets over the long term.

The Company’s business is organized and operated in two operating segments. These segments share common business systems and processes, technology centers and technology roadmaps.

•The Materials Solutions, or MS, segment provides materials-based solutions, such as chemical vapor and atomic layer deposition materials, chemical mechanical planarization slurries and pads, ion implantation specialty gases, formulated etch and clean materials, and other specialty materials that enable our customers to achieve better device performance and faster time to yield, while providing for lower total cost of ownership.
•The Advanced Purity Solutions, or APS, segment offers filtration, purification and contamination-control solutions that improve customers’ yield, device reliability and cost by ensuring the purity of critical liquid chemistries and gases and the cleanliness of wafers and other substrates used throughout semiconductor manufacturing processes, the semiconductor ecosystem and other high-technology industries.

3TGs are used in the Company’s business units which utilize the following components: solid deposition chemistries, sensors, monitors, valves, control modules, displays, pressure transducers, flow controllers, printed circuit boards, printed wire boards, and cables. Tin (primarily in tin-based solder) and gold (in electronic components) are the predominant materials in use, while tantalum is reported on a minimal level, and tungsten is mainly found in tungsten impregnated graphite, and select specialty chemicals and polishing slurries.
In February 2014, the Company adopted a policy relating to Conflict Minerals (the “Conflict Minerals Policy”). This Conflicts Mineral Policy incorporates the standards set forth in the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Materials from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum and tungsten (Third Edition) (the “OECD Guidance”). Our Conflict Minerals Policy can be found on our Corporate Social

Responsibility website at https://www.entegris.com/en/home/about-us/corporate-social-responsibility/policies.html.
Supply Chain
As a developer, manufacturer and supplier of products and materials to the semiconductor and other high-technology industries, the Company is several levels removed from the mining and refining of 3TGs.
The Company does not make purchases of raw ore or unrefined 3TGs and makes no direct purchases in the Covered Countries. As a result, we rely on our suppliers to provide information on the origin of 3TGs that may be contained in components and materials supplied to us.
While negotiating new supply agreements or renewals of existing supply agreements, members of our procurement organization provide the requirements of the Rule and Conflict Minerals Disclosure process to suppliers to increase awareness and educate our suppliers on the Rule’s requirement for cooperation and reporting from sub-suppliers.
We are committed to compliance with the Rule and working toward avoiding the use of 3TGs that directly or indirectly finance or benefit armed groups in the Covered Countries. If we become aware of a supplier whose supply chain includes minerals that are not responsibly sourced, we will take appropriate steps to address the situation in a timely manner, including reassessment of the supplier relationship. We expect our suppliers to take similar measures with their sub-suppliers.
Reasonable Country of Origin Inquiry Program
The Company conducted a RCOI regarding the 3TGs in materials, components and finished goods supplied to the Company. With the assistance of our third-party compliance advisor, Assent Inc. (“Assent”), we contacted all of our direct suppliers with an automated email describing the compliance requirements and requesting supply chain information be submitted pursuant to version 6.4 or higher of the Responsible Minerals Initiative Conflict Minerals Reporting Template (“CMRT”). Additionally, if a response was not received from the initial contact, follow-up emails were sent to suppliers offering assistance and further information about the the Rule and its requirements. If, after these outreach efforts, a supplier still did not respond to the survey, the Company’s relevant supplier relationship managers were instructed to contact those suppliers directly for a response. As of May 14, 2026, the Company had an overall response rate from surveyed suppliers of approximately 96.13%.
The Company utilized a software platform which validated the information submitted on CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. All submitted forms are accepted and classified as valid or invalid so that, in either event, data is retained. Suppliers were contacted regarding invalid forms and were encouraged to resubmit a valid form. As of May 14, 2026, we had 36 invalid supplier submissions that were not yet corrected.
Assent compared the list of smelters and refiners provided in our suppliers’ responses to the lists of smelters maintained by the Responsible Minerals Initiative (RMI) and confirmed that the facility was listed on RMI’s list of validated conflict free smelters and refiners of 3TGs. Our suppliers identified a total of 338 smelters and refiners that appear on the lists maintained by RMI. Of these, 207 have been determined to be conformant by RMI or a cross-recognized initiative, and, based on information provided by RMI, a further 9 have agreed to undergo or are currently undergoing a third-party audit. Most of the CMRTs we received were made on a company or division level basis which did not allow us to identify which smelters or refiners listed by our suppliers processed the 3TGs contained in our products.
Reasonable Country of Origin Inquiry Results

Based on the responses to our RCOI, the Company is unable to determine that 3TGs necessary to the functionality or production of our products did not originate in the Covered Countries or were not exclusively from recycled or scrap sources. Accordingly, the Company undertook the measures described below to exercise due diligence on the source and chain of custody of the 3TG.

Due Diligence Design
Our Conflict Minerals compliance program was designed to conform, in all material respects, to the framework in the OECD Guidance. The OECD Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps, namely:

1)Establish strong company management systems regarding Conflict Minerals;
2)Identify and assess risks in our supply chain;
3)Design and implement a strategy to respond to identified risks in our supply chain;
4)Carry out independent third-party audits of smelter/refiner’s due diligence practices; and
5)Report annually on our supply chain due diligence.

Due Diligence Measures Performed

The following is a description of the due diligence measures we performed for calendar year 2025. The headings below conform to the headings used in the OECD Guidance for each of the five steps.
1. Establish Strong Company Management Systems
Management System Team
The Company has established a management system with respect to the Rule and the obligations thereof. Our management system includes a cross-functional team, with representatives from Environmental, Health and Safety (“EHS”), Procurement, Product Stewardship, Legal and Internal Audit departments. The Product Stewardship team is responsible for implementing our Conflict Minerals compliance strategy and is led by the Vice President of EHS. Senior management is briefed about the results of the Product Stewardship team’s progress and due diligence efforts on a regular basis.
The Company also uses Assent to assist us with evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps that we will undertake with suppliers regarding Conflict Minerals.
Conflict Mineral Policy
As described above, in February 2014, the Company adopted the Conflict Minerals Policy incorporating the standards set forth in the then-current version of the OECD Guidance. Our Conflict Minerals Policy can be found on our Corporate Social Responsibility website at https://www.entegris.com/en/home/about-us/corporate-social-responsibility/policies.html.
Control Systems
Internal controls include our on-going initiative of integrating Conflict Minerals related provisions in our supply agreements that require disclosure by our suppliers of information about 3TGs in our products. In addition, through membership with industry associations like National Association of Environmental Managers (“NAEM”), Semiconductor Equipment and Materials International (“SEMI”) and Responsible Business Alliance (“RBA”), the Company actively monitors best practices used by other manufacturers in the semiconductor and high technology sectors and participates in industry-wide initiatives to focus on the sourcing of Conflict Minerals. While a portion of our direct suppliers are also Exchange Act registered companies and therefore are subject to and knowledgeable about the Rule, we also have many other suppliers and distributors that are not registered companies that require additional training to understand the requirements of the Rule. In 2025, the Company continued the engagement with Assent to further implement Conflict Mineral surveys, outreach, and tracking best practices.
Supplier Engagement
In accordance with the OECD requirement to strengthen engagement with suppliers, we have made reasonable inquiries to direct suppliers to obtain 3TG data, provided them with requirements of our Conflict Minerals Policy and informed them as to where they may find additional information on the requirements relating to Conflict Minerals disclosure. The Company has provided education and training relating to the Rule and to Conflict Minerals to all in-scope suppliers by providing such suppliers with access to Assent’s Learning Management System training course. This training is tracked and evaluated based on completion. All suppliers are encouraged to complete all modules within this course. Additionally, as identified earlier, our procurement organization continues to integrate Conflict Minerals related requirements language into new supply agreements or renewals of existing supply agreements during negotiations. Accordingly, we are continuing our attempts to identify risks before entering into such agreements, so that steps can be taken to confirm suppliers have implemented processes to identify the origin of 3TGs.
Maintain Records
As part of our EHS Management System, we have developed a record retention requirement for information relating to the management of our Conflict Minerals compliance process. All relevant records will be retained for a period of 5 years.
Grievance Mechanism
Our Business Code of Conduct, which is available on our website at https://www.entegris.com/en/home/about-us/corporate-social-responsibility/policies.html provides details about our grievance mechanisms, such as the details of our dedicated mailbox and hotline, whereby violations of our policies, including our Conflict Minerals Policy, may be reported. Entegris has notified its suppliers of its confidential grievance reporting process, so that suppliers may provide information regarding Conflict Minerals compliance issues. If concerns were to be reported, we would investigate the matter appropriately.
2. Identify and Assess Risks in the Supply Chain
Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult for us to identify actors upstream from our direct suppliers. We have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TGs in our supply chain. This was done by adopting methodology outlined by the RMI’s joint industry programs and outreach initiatives and requiring our suppliers to conform with the same standards to meet the OECD Guidelines, and report to us using the CMRT. Through this industry joint effort, we made a reasonable determination of the smelters and refiners of the 3TGs in our supply chain. We also requested that all our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the lists of sourced metals certified by third party sources as “Known” and “Conformant”.
We have identified 370 direct suppliers of materials and components containing 3TG. We rely on those suppliers to provide us with information about the source of 3TGs contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers.

In accordance with OECD Guidelines, it is important to identify and assess risks associated with Conflict Minerals in the supply chain. Risks were identified by assessing the due diligence practices of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the RMI to ensure that the facilities met the RMI definition of a 3TG processing facility that was operational during the 2025 calendar year.
3. Design and Implement a Strategy to Respond to Identified Risks
As per the OECD Guidance, risk mitigation will depend on the supplier’s specific role in the supply chain. When a high-risk smelting facility is reported on a CMRT by a supplier surveyed, our risk mitigation measures will include:
•Requesting the supplier to submit product specific CMRT to better identify the connection to products that they supply to the Company;
•Guiding suppliers to the Assent University learning platform to access educational materials on mitigating the risk of smelters or refiners on the supply chain; and
•If necessary, requesting all of our suppliers whom we have reason to believe are supplying us with 3TGs from sources that may directly or indirectly finance or benefit armed groups in the Covered Countries to establish an alternative source of 3TGs that does not support such conflict, as provided in the OECD guidance. To date, we have found no instances where it was necessary to terminate a contract or find a replacement material or supplier for issues relating to Conflict Minerals.

4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
As a downstream purchaser of 3TGs, our due diligence process is based on the necessity of relying on data obtained from our direct suppliers. We also rely on information collected and provided by other external audit programs. As such, we have not conducted third-party audits of any smelters or refiners.
Assent also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners. The Company is a signatory of this communication in accordance with the requirements of downstream companies detailed in the OECD Guidance.
5. Report Annually on Supply Chain Due Diligence
Each year, we file a Form SD, and if applicable, a Conflict Minerals Report with the SEC, which is also publicly available on our website at https://www.entegris.com/en/home/about-us/corporate-social-responsibility/policies.html.
Due Diligence Results
Facilities Used to Process the Necessary 3TG in our Products
As of May 14, 2026, we have identified 338 legitimate smelters or refiners and are working to validate the additional smelter and refinery entries from the submitted CMRTs.
Based on the information provided by our suppliers in their CMRT’s, we are aware that there are 207 smelters that are certified by RMI as “Conformant”, and 9 smelters are active in the RMAP third-party audit process. Many suppliers are still unable to provide the smelters or refiners used for materials supplied to us. Furthermore, many of the responses provided at the company or division level indicated an “unknown” status in terms of determining the origin of 3TGs.

Attached as Appendix A is a list of all the smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters maintained by the RMI. Since many of the CMRTs we received from our suppliers were made on a company or division level basis, rather than on a product-level basis, we are not able to identify which smelters or refiners listed on Appendix A actually processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed in Appendix A is likely to include more facilities than those that actually processed the Conflict Minerals contained in our products. The Company’s current efforts focus on gathering smelter information via the CMRT and requiring full completion of all necessary smelter identification information which will promote the validation and disclosure of the smelters. Seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the smelters and refiners of 3TGs in our supply chain.
Certain of the responses provided by suppliers to the CMRT did include the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent compared these facilities listed in the responses to the list of smelters maintained by the RMI and, if a supplier indicated that the facility was certified as “RMAP Conformant”, Assent confirmed that the facility was, in fact, listed as such by RMI.
Countries of Origin of the Necessary 3TG in Our Products
We are not able to determine the countries of origin of the necessary 3TG in our products because no such information is provided by our suppliers in their responses to the CMRT.
Efforts to Determine the Mine or Location of Origin of the Necessary 3TG in Our Products
We are not able to determine the mine or location of origin of the necessary 3TG in our products because no such information is provided by our suppliers in their responses to the CMRT.
Sanctions and High-Risk Facility Review

Entegris expects its suppliers to comply with applicable laws and Entegris policies, including requirements related to responsible sourcing and Conflict Minerals. Entegris also expects suppliers to conduct due diligence on their own supply chains and not to provide materials, components or products to Entegris in violation of applicable law or Entegris policies. Entegris, with support from Assent, reviews supplier CMRT submissions against RMI information and conducts risk-based follow-up with suppliers that report facilities presenting heightened responsible sourcing or sanctions-related risk.

Certain supplier CMRT submissions identified facilities presenting heightened responsible sourcing or sanctions-related risk, including non-conformant facilities, facilities for which RMI due diligence review was unable to proceed, and facilities identified as potential restricted-party or sanctions-related matches. African Gold Refinery Limited, which was identified in certain CMRT submissions and is listed in Appendix A, is subject to U.S. sanctions administered by OFAC.

Entegris does not purchase Conflict Minerals directly from smelters or refiners and is several levels removed from mining, smelting and refining. Based on information currently available, Entegris has not identified any direct purchase from, payment to, or contractual or other arrangement with African Gold Refinery Limited or any other sanctioned smelter or refiner.

Many supplier CMRT submissions were provided at a company or division level rather than at a product level and therefore may identify facilities that are not in the supply chain for products supplied to Entegris. Inclusion of a facility in Appendix A does not mean that the facility processed Conflict Minerals contained in Entegris products or that Entegris sourced directly from the facility. When Entegris identifies a facility presenting heightened responsible sourcing or sanctions-related risk, Entegris conducts risk-based follow-up, which may include requesting product-specific CMRTs, seeking additional information, requesting removal or substitution of the facility where appropriate, and escalating potential sanctions-related issues to for legal and compliance review.

Steps Taken and to be Taken to Mitigate Risk and Improve Due Diligence
In keeping with our commitment to continual improvement, our Product Stewardship Team performed a review of our internal program in the first quarter of 2025. Observations and recommendations have been summarized and integrated in the Conflict Minerals Action Plan for the remainder of the year.
The Company intends to take the following steps to improve the RCOI and due diligence conducted to further identify and mitigate the risk that our products contain Conflict Minerals from sources that support conflict in the Covered Countries:
•Further collaboration with our third-party compliance advisor, Assent, to raise supplier survey response rates, as well as implement best practice supplier education and engagement initiatives.
•Efforts to increase the response rate from our suppliers to 98%.
•Engage, as needed, with suppliers and direct them to training resources to increase knowledge, increase response rates, and improve the reliability of responses.
•Continue to work with the company supply chain managers to increase their understanding of the program and the need for continuous improvement.
•If applicable, upon learning of a supplier found to be supplying 3TGs from sources that support conflict in the Covered Countries, establish an alternative source that does not support such conflict.
•Continue to monitor the OECD and relevant trade associations to incorporate best practices to improve our processes and leverage our supply chain in accordance with OECD Guidance.
•Investigate and act on recommendations from our internal review process.

Appendix A Attached as Appendix A is a list of all the smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters and refiners maintained by the RMI. Since many of the CMRTs we received from our suppliers were made on a company or division level basis, rather than on a product-level basis, we are not able to identify which smelters or refiners listed on Appendix A actually processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed in Appendix A is likely to contain more facilities than those that actually processed the Conflict Minerals contained in our products.

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Tungsten	A.L.M.T. Corp.	Japan	CID000004	Conformant
Gold	Advanced Chemical Company	United States Of America	CID000015	Conformant
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	Conformant
Gold	Agosi AG	Germany	CID000035	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	CID000077	Conformant
Gold	Asahi Pretec Corp.	Japan	CID000082	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	Conformant
Tungsten	Kennametal Huntsville	United States Of America	CID000105	Conformant
Gold	Aurubis AG	Germany	CID000113	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	Conformant
Gold	Boliden Ronnskar	Sweden	CID000157	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	Conformant
Gold	Caridad	Mexico	CID000180	Outreach Required
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	Conformant
Gold	Cendres + Metaux S.A.	Switzerland	CID000189	Non Conformant
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197	Outreach Required
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228	Conformant
Gold	Chimet S.p.A.	Italy	CID000233	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Conformant
Gold	Chugai Mining	Japan	CID000264	Conformant
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	CID000291	Conformant
Tin	Alpha Assembly Solutions Inc	United States Of America	CID000292	Conformant
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	In Communication
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343	Outreach Required
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359	Conformant
Tin	Dongguan Best Alloys Co., Ltd.	China	CID000377	Conformant
Gold	Dowa	Japan	CID000401	Conformant
Tin	Dowa	Japan	CID000402	Conformant

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425	Conformant
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438	Conformant
Tin	Estanho de Rondonia S.A.	Brazil	CID000448	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Conformant
Tin	Fenix Metals	Poland	CID000468	Conformant
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493	RMI Due Diligence Review - Unable to Proceed
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555	Non Conformant
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616	Conformant
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671	Outreach Required
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689	Conformant
Gold	Heimerle + Meule GmbH	Germany	CID000694	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	Conformant
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711	Conformant
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767	Outreach Required
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769	Non Conformant
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773	Outreach Required
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778	Communication Suspended - Not Interested
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	Conformant
Gold	Istanbul Gold Refinery	Turkey	CID000814	Conformant
Gold	Japan Mint	Japan	CID000823	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	Conformant
Gold	Asahi Refining USA Inc.	United States Of America	CID000920	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	CID000924	Conformant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927	RMI Due Diligence Review - Unable to Proceed
Gold	JSC Uralelectromed	Russian Federation	CID000929	RMI Due Diligence Review - Unable to Proceed
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942	Non Conformant
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956	Outreach Required

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Gold	Kazzinc	Kazakhstan	CID000957	Conformant
Tungsten	Kennametal Fallon	United States Of America	CID000966	Conformant
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	Conformant
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029	Non Conformant
Gold	Lingbao Gold Co., Ltd.	China	CID001056	Outreach Required
Tin	China Tin Group Co., Ltd.	China	CID001070	Conformant
Tantalum	AMG Brasil	Brazil	CID001076	Conformant
Gold	LS MnM Inc.	Korea, Republic Of	CID001078	Conformant
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093	Outreach Required
Gold	Materion	United States Of America	CID001113	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	Conformant
Tin	Metallic Resources, Inc.	United States Of America	CID001142	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	Conformant
Gold	Metalor Technologies S.A.	Switzerland	CID001153	Conformant
Gold	Metalor USA Refining Corporation	United States Of America	CID001157	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	Conformant
Tin	Mineracao Taboca S.A.	Brazil	CID001173	Conformant
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175	Conformant
Tin	Minsur	Peru	CID001182	Conformant
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Conformant
Tin	Mitsubishi Materials Corporation	Japan	CID001191	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	Conformant
Tantalum	NPM Silmet AS	Estonia	CID001200	Conformant
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204	RMI Due Diligence Review - Unable to Proceed
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231	Active
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236	Conformant
Gold	Nihon Material Co., Ltd.	Japan	CID001259	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Conformant

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305	RMI Due Diligence Review - Unable to Proceed
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326	RMI Due Diligence Review - Unable to Proceed
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337	Conformant
Gold	MKS PAMP SA	Switzerland	CID001352	Conformant
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362	Outreach Required
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386	RMI Due Diligence Review - Unable to Proceed
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Active
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Conformant
Tin	PT Prima Timah Utama	Indonesia	CID001458	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	CID001477	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	CID001482	Conformant
Gold	PX Precinox S.A.	Switzerland	CID001498	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522	Conformant
Gold	Royal Canadian Mint	Canada	CID001534	Conformant
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539	Conformant
Gold	Sabin Metal Corp.	United States Of America	CID001546	Communication Suspended - Not Interested
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555	Non Conformant
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562	Communication Suspended - Not Interested
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585	Conformant
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619	Outreach Required
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756	RMI Due Diligence Review - Unable to Proceed
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761	Conformant
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769	RMI Due Diligence Review - Unable to Proceed

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	Conformant
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810	Outreach Required
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Conformant
Tantalum	Telex Metals	United States Of America	CID001891	Conformant
Tin	Thaisarco	Thailand	CID001898	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908	Non Conformant
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909	Outreach Required
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	Conformant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947	Outreach Required
Gold	Torecom	Korea, Republic Of	CID001955	Non Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980	Conformant
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993	Conformant
Gold	Valcambi S.A.	Switzerland	CID002003	Conformant
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015	Outreach Required
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conformant
Gold	Yamakin Co., Ltd.	Japan	CID002100	Conformant
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	Non Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243	Conformant
Gold	Morris and Watson	New Zealand	CID002282	Outreach Required
Gold	SAFINA A.S.	Czechia	CID002290	Conformant
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313	Communication Suspended - Not Interested
Gold	Umicore Precious Metals Thailand	Thailand	CID002314	Non Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	Active
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	Conformant

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500	Non Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	Conformant
Tantalum	D Block Metals, LLC	United States Of America	CID002504	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513	Non Conformant
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515	RMI Due Diligence Review - Unable to Proceed
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516	Non Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	Conformant
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525	Outreach Required
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527	Outreach Required
Tantalum	KEMET de Mexico	Mexico	CID002539	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542	Conformant
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544	Conformant
Tantalum	TANIOBIS GmbH	Germany	CID002545	Conformant
Tantalum	Materion Newton Inc.	United States Of America	CID002548	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	Conformant
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	Conformant
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560	Non Conformant
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561	Non Conformant
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562	Outreach Required
Tin	CV Ayi Jaya	Indonesia	CID002570	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572	Non Conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573	Outreach Required
Gold	T.C.A S.p.A	Italy	CID002580	Conformant

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Gold	REMONDIS PMR B.V.	Netherlands	CID002582	Conformant
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584	Outreach Required
Gold	Shirpur Gold Refinery Ltd.	India	CID002588	Outreach Required
Tungsten	Niagara Refining LLC	United States Of America	CID002589	Conformant
Tin	PT Rajehan Ariq	Indonesia	CID002593	Conformant
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605	Conformant
Gold	Marsam Metals	Brazil	CID002606	Non Conformant
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641	Conformant
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649	RMI Due Diligence Review - Unable to Proceed
Tungsten	Uzbek Refractory and Heat-Resistant Metals	Uzbekistan	CID002660	Active
Tin	PT Cipta Persada Mulia	Indonesia	CID002696	Conformant
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703	Outreach Required
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	Conformant
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707	Conformant
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708	Conformant
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724	Non Conformant
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750	Outreach Required
Tin	Super Ligas	Brazil	CID002756	Conformant
Gold	Albino Mountinho Lda.	Portugal	CID002760	Outreach Required
Gold	SAAMP	France	CID002761	Non Conformant
Gold	L'Orfebre S.A.	Andorra	CID002762	Non Conformant
Gold	8853 S.p.A.	Italy	CID002763	Non Conformant
Gold	Italpreziosi	Italy	CID002765	Conformant
Tin	Aurubis Beerse	Belgium	CID002773	Conformant
Tin	Aurubis Berango	Spain	CID002774	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	Conformant
Tungsten	Moliren Ltd.	Russian Federation	CID002845	RMI Due Diligence Review - Unable to Proceed
Gold	AU Traders and Refiners	South Africa	CID002850	Non Conformant
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852	Non Conformant
Gold	Modeltech Sdn Bhd	Malaysia	CID002857	Non Conformant
Tin	Modeltech Sdn Bhd	Malaysia	CID002858	Non Conformant
Gold	Bangalore Refinery	India	CID002863	Conformant

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865	RMI Due Diligence Review - Unable to Proceed
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867	Outreach Required
Gold	Pease & Curren	United States Of America	CID002872	Communication Suspended - Not Interested
Gold	JALAN & Company	India	CID002893	Outreach Required
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	Conformant
Gold	ABC Refinery Pty Ltd.	Australia	CID002920	Outreach Required
Gold	Safimet S.p.A	Italy	CID002973	Non Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	Conformant
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153	Outreach Required
Gold	African Gold Refinery	Uganda	CID003185	RMI Due Diligence Review - Unable to Proceed
Gold	Gold Coast Refinery	Ghana	CID003186	Outreach Required
Gold	NH Recytech Company	Korea, Republic Of	CID003189	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190	Conformant
Gold	QG Refining, LLC	United States Of America	CID003324	Outreach Required
Tin	Tin Technology & Refining	United States Of America	CID003325	Conformant
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348	Outreach Required
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356	Non Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379	Non Conformant
Tin	PT Masbro Alam Stania	Indonesia	CID003380	Non Conformant
Gold	CGR Metalloys Pvt Ltd.	India	CID003382	Outreach Required
Gold	Sovereign Metals	India	CID003383	Outreach Required
Tin	Luna Smelter, Ltd.	Rwanda	CID003387	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397	Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407	Conformant
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408	RMI Due Diligence Review - Unable to Proceed
Tin	Precious Minerals and Smelting Limited	India	CID003409	Non Conformant
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410	Outreach Required
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416	RMI Due Diligence Review - Unable to Proceed

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425	Conformant
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427	Non Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449	Conformant
Gold	Augmont Enterprises Private Limited	India	CID003461	Non Conformant
Gold	Kundan Care Products Ltd.	India	CID003463	Outreach Required
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486	Active
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490	Outreach Required
Gold	K.A. Rasmussen	Norway	CID003497	Outreach Required
Gold	Alexy Metals	United States Of America	CID003500	Non Conformant
Tin	Conecsus LLC	United States Of America	CID003504	Active
Tin	CRM Synergies	Spain	CID003524	Conformant
Gold	MD Overseas	India	CID003548	Outreach Required
Gold	Metallix Refining Inc.	United States Of America	CID003557	Outreach Required
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582	Conformant
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609	Non Conformant
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612	RMI Due Diligence Review - Unable to Proceed
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614	RMI Due Diligence Review - Unable to Proceed
Gold	WEEEREFINING	France	CID003615	Non Conformant
Gold	Gold by Gold Colombia	Colombia	CID003641	Conformant
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662	Outreach Required
Gold	Dongwu Gold Group	China	CID003663	Outreach Required
Gold	Sam Precious Metals	United Arab Emirates	CID003666	Outreach Required
Gold	NOBLE METAL SERVICES	United States Of America	CID003690	Outreach Required
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868	Conformant
Tantalum	5D Production OU	Estonia	CID003926	Outreach Required
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993	Conformant

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Gold	Coimpa Industrial LTDA	Brazil	CID004010	Conformant
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam	CID004034	Outreach Required
Tantalum	PowerX Ltd.	Rwanda	CID004054	Conformant
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	CID004065	Conformant
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China	CID004397	Conformant
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan	CID004403	Conformant
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	CID004430	Conformant
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	CID004434	Conformant
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China	CID004435	Outreach Required
Tungsten	Philippine Carreytech Metal Corp.	Philippines	CID004438	Non Conformant
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	India	CID004491	Non Conformant
Gold	GG Refinery Ltd.	Tanzania, United Republic Of	CID004506	Conformant
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Viet Nam	CID004619	Conformant
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India	CID004692	Outreach Required
Gold	Attero Recycling Pvt Ltd	India	CID004697	Outreach Required
Gold	SOLEIL METALS (Chala One Plant)	Peru	CID004704	Active
Gold	SOLEIL METALS (YAKARI Plant)	Peru	CID004705	Active
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa	CID004714	Conformant
Tin	Woodcross Smelting Company Limited	Uganda	CID004724	Conformant
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia	CID004754	Conformant
Gold	Elite Industech Co., Ltd.	Taiwan, Province Of China	CID004755	Conformant
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China	CID004796	Outreach Required
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines	CID004797	Conformant
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	China	CID004813	Active
Gold	Gasabo Gold Refinery Ltd	Rwanda	CID005006	RMI Due Diligence Review - Unable to Proceed
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	Taiwan, Province Of China	CID005012	Conformant
Gold	Minera Titán del Perú SRL (MTP) - Belen Plant	Peru	CID005014	Non Conformant
Tungsten	S.P.T. spol.s r.o.	Czechia	CID005068	Conformant

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status
Tin	P Kay Metal, Inc	United States Of America	CID005189	Conformant
Tungsten	Tungamoy Metals Inc.	Korea, Republic Of	CID005248	Conformant
Tin	PT Premium Tin Indonesia	Indonesia	CID000313	Conformant
Tin	PT Bangka Prima Tin	Indonesia	CID002776	Conformant
Gold	Atlantic Copper	Spain	CID003350	Outreach Required
Tungsten	Geo Enterprise	Georgia	CID005373	Outreach Required
Gold	Naoshima Smelter & Refinery	Japan	CID005396	Outreach Required
Gold	KGHM Polska Miedz S.A. Oddzial Huta Miedzi, Glogow	Poland	CID005401	Outreach Required
Gold	Aurubis AG, Hamburg	Germany	CID005476	Outreach Required
Tin	PT Mitra Graha Raya	Indonesia	CID004685	In Communication